Exhibit (a)(1)(iv)

Form of Letter from the Fund to Shareholders

in Connection with the Fund’s Acceptance of Shares

AMG Comvest Senior Lending Fund

c/o Ultimus Fund Solutions, LLC

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

[DATE]

[SHAREHOLDER NAME/ADDRESS]

Dear Shareholder:

This letter serves to inform you that AMG Comvest Senior Lending Fund (the “Fund”) has received and accepted for purchase your tender of shares of beneficial interest in the Fund.

In accordance with the terms of the tender offer, you will be issued a non-interest bearing, non-transferable promissory note (the “Note”), which will be held on your behalf by Ultimus Fund Solutions, LLC, the Fund’s transfer agent (“Transfer Agent”), entitling you to receive payment(s) in an aggregate amount equal to the net asset value of the tendered shares as of March 31, 2025 less the 2% “early repurchase deduction” (if applicable).

If you have any questions (or wish to request a copy of your Note), please contact the Fund’s Transfer Agent at 833-752-9167.

Sincerely,

AMG Comvest Senior Lending Fund

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